INVESTOR RELATIONS AGREEMENT

This Agreement is made as of this 15th day of March 2015 (the “Effective Date”), by and between Entranet, Inc. (the “Company”), a corporation duly organized and existing under the laws of the State of Florida, having its principal place of business at 101 Plaza Real South, Suite 202N, Boca Raton, FL. 33432 and American Capital Ventures, Inc. (the “Consultant”), a corporation duly organized and existing under the laws of the State of Florida, with offices at 1507 N.E. 194th Street, North Miami Beach, FL. 33179. Company and Consultant may also be referred to each herein as a “Party,” or collectively as the “Parties.”

WHEREAS, the Company is a technology and innovation oriented organization, specializing on the conception, design, development and deployment of embedded systems.

WHEREAS, the Company wishes to retain the services of the Consultant described below on a non-exclusive basis on the terms and conditions herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, Consultant and Company agree as follows:

1. Term, Extention & Termination. Company hereby retains the services of the Consultant for a period of eight (8)months commencing on the Effective Date.

2. Consulting Fees / Expenses. In consideration for the ‘Consulting Services’ (defined in Section 3 below) Company shall pay to Consultant the following:

25,000 (twenty five thousand) shares of unregistered Company common stock (the “Shares”) to be issued in the name of ‘American Capital Ventures, Inc.’ The Company can, at its discretion, increase the compensation to American Capital Ventures, Inc. at any time during the term of the agreement.

The Shares constitute a commencement incentive and consideration now earned, due and owing to Consultant for entering into this Agreement and allocating its resources to Company’s account for the Initial Term. Company acknowledges that Consultant must forego other opportunities to enter into this Agreement. As such, the Shares are irrevocably earned as of the Effective Date, and any calculation of the statutory holding period for removal of restrictive legend under Rule 144 promulgated under the Securities Act of 1933, shall be measured from the Effective Date.

Company agrees that it shall take no action to cause the Shares to become canceled, voided or revoked, or the issuance thereof to be voided or terminated.

Company agrees to timely take all action(s) necessary to clear the Shares of restriction upon presentation of any Rule 144 application by Consultant or its broker, including, without limitation, (i) authorizing the Company’s transfer agent to remove the restrictive legend, (ii) expediting the acquisition of a legal opinion from Company’s authorized counsel at Company’s expense, (iii) delivering any additional documentation that may be required by Consultant, its broker or the transfer agent in connection with the legend removal request, including Rule 144 company representation letters, resolutions of the Board of Directors evidencing proper issuance of the Shares, etc., and (iv) cooperating and communicating with Consultant, its broker and the transfer agent in order to clear the Shares of restriction as soon as possible.

Consultant shall not be issued, at any time during the Initial Term or any Renewal Term, such amount of shares of Company common stock that would result in beneficial ownership by the Consultant and its affiliates of more than 4.99% of the outstanding shares of common stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, and Rule 13d-3 thereunder. The restrictions described in this paragraph may be waived, in whole or in part, upon notice from the Consultant to the Company to increase such percentage to up to 9.99%, but not in excess of 9.99%.

Consultant’s compensation is not based on or tied to the share price of Company’s securities. No contract for price, express or implied, is made by this Agreement. No ‘free-trading’ stock has been issued or may be earned by Consultant pursuant to this Agreement and no ‘pay for performance’ arrangement is made hereunder.

The Parties shall negotiate and agree in good faith regarding Consultant’s compensation package for any consulting services to be provided beyond the scope of this Agreement

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or beyond the Initial Term, depending upon the Company’s needs at such time and the services being requested of Consultant.

Out of pocket expenses will be billed in arrears and are due and payable within (10) days of the Company’s receipt of Consultant’s invoice. All expenses shall be pre-approved by the Company in writing prior to being incurred.

3. Consulting Services. The “Consulting Services,” described below and in the attached IR plan (Addendum I as an integral part of this Agreement), may include, at Company’s specific request and instruction (and subject to budget approval, if applicable):

(a)    Providing consulting and liaison services to the Company relating to the conception and implementation of its corporate and business development plan;

(b)   Assisting Company to plan, review and create corporate communications, press releases, and presentations, the issuance of which shall be subject to applicable US securities laws, including those governing disclosure, private placements and public offerings; As permitted under applicable law, assisting the Company with respect to financial marketing and public relations, by (i) participating in discussions with the Company and the financial community with the Company’s approval (ii) arranging meetings between Company management and current and/or potential investors, including registered investment advisors, portfolio managers, broker-dealers, investment (hedge) funds and high net worth individuals, either in small groups or on a one-to-one basis, to help develop and expand relationships and generate interest in Company;

(c)    Targeting analysts, brokers, portfolio managers, and investors that will receive news releases, notification of conference calls and mailings of or emails containing Company’s relevant corporate updates;

(d)      Advising Company management concerning marketing and/or sales ideas, business development with Consultant’s network of contacts, investor profile information, methods of expanding Company investor support and increasing investor awareness of Company and its products and/or services.

(e)       Advising the Company on symposium presentations and investor conferences;

(f) Introducing Company to Consultant’s media contacts so as to propose interviews for the Company on respected news and internet business shows, as well as editorials in publications of general and industry specific interest; and

(g) Such other Consulting Services and assistance as Consultant and Company shall mutually deem reasonably necessary or appropriate to enhance Company’s business.

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The Consulting Services are not intended to, will not constitute, and should never be construed as, engaging in the provision of legal advice or broker-dealer activities.

Company expressly agrees and acknowledges that Consultant’s obligations hereunder are to be performed in a commercially reasonable manner and that the execution of this Agreement cannot and does not guaranty any particular success or result.

4. Approval of Information. Company shall furnish Consultant with such information as is reasonably required in order for Consultant to perform its duties hereunder (all such information so furnished, the “Information”). Company recognizes and confirms that Consultant (i) will also use, and rely primarily on, the Information and information available from generally recognized public sources (the “Public Information”) in rendering its services without having independently verified the same, (ii) does not assume responsibility for the accuracy of completeness of the Information and Public Information, (iii) will not make an appraisal of any assets of Company, and/or (iv) will provide its advice hereunder based on the Information and the Public Information. It is the Company’s responsibility to make certain that the Information to be furnished by Company, when delivered, will be true and correct in all material respects and will not contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Company shall promptly notify Consultant of any material inaccuracy or misstatement in, or material omission from, any Information theretofore delivered to Consultant, or in any Public Information to the extent that Company is aware of any such issues.

During the Initial Term and any Renewal Term, Company will give Consultant prompt notice of any material change in the assets, liabilities, condition (financial or otherwise), earnings, business affairs or business prospects of Company, whether or not arising in the ordinary course of business, as well as such other information concerning the business and financial condition of Company as Consultant may from time-to-time reasonably request.

Consultant shall make no representations, warranties or guarantees on behalf of Company without Company’s prior consent.

5. Confidentiality & Non-Circumvention. (a) Other than as required by applicable law, neither Party nor any of its consultants, employees, agents, and/or officers or directors shall disclose any knowledge or information they have obtained in the course of performing the Consulting Services, where such knowledge or information concerns the confidential affairs of the other Party, without that Party’s prior written consent. The existence of this Agreement is privileged and confidential.

6. Limitations of Liability. (a) Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, losses sustained by the Company or any subsidiary, or for any acts or

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omissions of any kind, unless caused by the gross negligence or intentional misconduct of the Consultant or any person or entity acting for or on behalf of the Consultant.

(b) Consultant has been retained only by Company, and is providing Consulting Services hereunder as an independent contractor (and not in any fiduciary or agency capacity). Company’s engagement of Consultant is not on behalf of, and is not intended to confer rights upon, any shareholder, owner, director, officer or partner of Company or any other person not a Party hereto. Unless otherwise agreed in writing by Consultant, no one other than Company is authorized to rely upon this Agreement or any other statements or conduct of Consultant. Company acknowledges that any recommendation or advice, written or oral, given to Company in connection with Consultant’s engagement is intended solely for the benefit and use of Company.

(c) No agency, employment, partnership or joint venture shall be created by this Agreement, as the Parties are independent contractors with respect to one another. Neither Party shall have authority to act as an agent of the other or to otherwise bind the other to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each Party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the Parties.

(d) It shall always be within Company’s sole discretion whether, with whom and on what terms and conditions to accept any investment or with whom and on what terms to enter into any transaction or business relationship.

(e) The Consultant shall have no obligation to present any business combination to the Company and shall incur no liability for its failure to do so.

(f) Nothing in this Agreement shall restrict Consultant or any of its officers, directors, agents, affiliates or employees from engaging in any activity whatsoever, without limitation, receiving compensation for providing services similar to the Consulting Services to other clients, including potential competitors to Company or investing in any such client.

(g) Any actual liability of Consultant and its officers, directors, controlling persons, employees or agents shall not exceed the amount of fees actually paid to Consultant by Company pursuant this Agreement.

7. Indemnity. In the event either Party is subject to any action, claim or proceeding resulting from the other’s gross negligence or intentional breach of this Agreement, the Party at fault agrees to indemnify and hold harmless the other from any such action, claim or proceeding. Idemnification shall include all fees, costs and reasonable attorney’s fees that the indemnidied Party may incur. The indemnified Party shall have the right to designate its own counsel in any action, claim or proceeding qualifying for indemnification hereunder.

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8. Miscellaneous Terms. (a) This Agreement shall be binding upon the Company and the Consultant and their respective successors and assigns. This Agreement may not be assigned by the Consultant without the Company’s prior written consent.

(b) If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby (including the remaining portion of any section of this Agreement containing a provision held to be invalid, illegal or unenforceable).

(c) No supplement, modification, extension or amendment of this Agreement shall be binding unless memorialized in writing, signed by both Parties hereto.

(d) The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party.

(e) This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute but one and the same document.

(f) This Agreement shall be governed by the laws of the State of Florida. The parties agree that, should any dispute arise concerning this Agreement, the dispute shall be litigated in the Courts of Miami-Dade County, Florida, using Florida law without reference to any choice of law considerations. The Parties expressly agree to submit themselves to, and expressly waive any rights they may have to, contest the jurisdiction, venue or authority of any such Courts.

(g) This Agreement contains the entire agreement between the parties with respect to the services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.

(h) In the interpretation of this Agreement, the ‘contra proferentem’ rule of construction will not apply (this agreement being the product of negotiations between commercially sophisticated Parties) and this agreement will therefore not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation and drafting hereof.

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be signed by their duly authorized representatives as of the day and year first above written.

Entranet, Inc.	American Capital Ventures, Inc.

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By:	/s/ Lefteris Papgeorgiou	By:
	Name: Lefteris Papageorgiou		Name: Howard Gostfrand
	Title: CEO		Title: President

Wiring Instructions:

Sabadell United Bank

18841 N.E. 29th Avenue

Aventura, FL. 33180-2826

Account Name: American Capital Ventures, Inc.

Account Number:

ABA Number: